Exhibit 10.3

25 Orinda Way Orinda, CA 94563 t. 925 253 4500 f. 925 253 4599 www.intraware.com

August 1, 2005

Wendy A. Nieto

Chief Financial Officer and Executive Vice President

Intraware, Inc.

25 Orinda Way

Orinda, CA 94563

Dear Wendy:

I am delighted to inform you that the Compensation Committee has approved the following bonus plan for you for the 2006 fiscal year.  You will be eligible to receive a cash bonus of $60,000 if Intraware achieves certain corporate goals with respect to:

1.               Intraware’s annual revenue growth between fiscal years 2005 and 2006,

2.               decrease in Intraware’s loss from operations between fiscal years 2005 and 2006,

3.               Intraware’s net cash provided from operating activities in fiscal year 2006, and

4.               Intraware’s cash balance at the end of fiscal year 2006, net of amounts payable as bonuses.

The specific dollar amount associated with each goal will be communicated to you separately by the Compensation Committee.

Any bonus will be paid within 15 days after the issuance of the fiscal year-end audit report by Intraware’s independent registered public accounting firm for the 2006 fiscal year.  Any payout of a bonus is subject to final approval by the Compensation Committee.

Very truly yours,

/s/ MELINDA ERICKS

Melinda Ericks
Director of Human Resources